Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-122428, 333-124624, 333-149388, 333-158731 and 333-175813 on Form S-8 and Registration Statements Nos. 333-123450, 333-182895, and 333-160861 on Form S-3 of our reports dated February 18, 2014, relating to the financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 18, 2014